Exhibit 3.(i)

CERTIFICATE OF ELIMINATION

OF NORTHERN TRUST CORPORATION

I, Kelly R. Welsh, Executive Vice President and General Counsel of Northern Trust Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, do hereby certify as follows:

FIRST: The Board of Directors of Northern Trust Corporation (the “Corporation”), by resolutions adopted at a meeting on November 19, 2002 determined to eliminate all of the Auction Preferred Stock, Series C and all of the Flexible Auction Preferred Stock, Series D, of the Corporation, said resolutions being as follows:

WHEREAS, Northern Trust Corporation (the “Corporation”) has outstanding (i) 600 shares of Auction Preferred Stock, Series C ($100,000 stated value per share) (the “Series C Stock”) and (ii) 600 shares of Flexible Auction Preferred Stock, Series D ($100,000 stated value per share) (the “Series D Stock” and, together with the Series C Stock, the “Preferred Stock”);

WHEREAS, the terms of the Preferred Stock provide that the Preferred Stock may be redeemed, at the option of the Corporation, on any dividend payment date at a redemption price of $100,000 per share plus an amount equal to accrued and unpaid dividends thereon to the redemption date; and

WHEREAS, the Board of Directors of the Corporation has determined that it is advisable and in the best interests of the Corporation and the Corporation’s stockholders to redeem all outstanding shares of the Series C Stock and all outstanding shares of the Series D Stock;

NOW, THEREFORE, BE IT RESOLVED by the Board of Directors of Northern Trust Corporation, that the Corporation redeem on May 21, 2003 (the “Series C Redemption Date”), in accordance with the Restated Certificate of Incorporation of the Corporation, all outstanding shares of Series C Stock at the redemption price of $100,000 per share, plus an amount equal to accrued and unpaid dividends thereon to the Series C Redemption Date (the “Series C Redemption Price”), such unpaid dividends to be included in the payment to be made to the holders duly presenting for redemption certificates representing Series C Stock; and that from and after the Series C Redemption Date all dividends on the Series C Stock shall cease to accrue, and the Series C Stock shall no longer be deemed to be outstanding, and all rights of the holders of Series C Stock as stockholders of the Corporation (except the right to receive from the Corporation the Series C Redemption Price) shall cease; and it is further

RESOLVED, that the Corporation redeem on June 4, 2003 (the “Series D Redemption Date”; the Series D Redemption Date and the Series C Redemption Date are sometimes referred to generally as a “Redemption Date”), in accordance with the Restated Certificate of Incorporation of the Corporation, all outstanding shares of Series D Stock at the redemption price of $100,000 per share, plus an amount equal to accrued and unpaid dividends thereon to the Series D Redemption Date (the “Series D Redemption Price”; the Series D Redemption Price and the Series C Redemption Price are sometimes referred to generally as a “Redemption Price”), such unpaid dividends to be included in the payment to be made to the holders duly presenting for redemption certificates representing Series D Stock; and that from and after the Series D Redemption Date all dividends on the Series D Stock shall cease to accrue, and the Series D Stock shall no longer be deemed to be outstanding, and all rights of the holders of Series D Stock as stockholders of the Corporation (except the right to receive from the Corporation the Series D Redemption Price) shall cease; and it is further

RESOLVED, that the proper officers of the Corporation are authorized and directed to prepare a notice of each redemption and to cause each such notice to be published and mailed, not less than 15 nor more than 45 days prior to the applicable Redemption Date, in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation, and to perform such further actions as they deem necessary or appropriate for the purpose of making public disclosure of the redemption of the Preferred Stock, in compliance with applicable federal and state securities laws; and it is further

RESOLVED, that the proper officers of the Corporation are hereby authorized to prepare and disseminate such transmittal forms, instructions and other materials relating to the surrender of the Preferred Stock for redemption as they shall in their discretion deem appropriate; and it is further

RESOLVED, that the proper officers of the Corporation be and they hereby are authorized and directed to irrevocably set apart for payment on or before the applicable Redemption Date, in trust for the holders of each class of Preferred Stock, the aggregate applicable Redemption Price, including all accrued and unpaid dividends to the applicable Redemption Date, being a sum of money sufficient to effect the redemption on such Redemption Date of the applicable class of Preferred Stock; and it is further

RESOLVED, that the Corporation does hereby irrevocably authorize and direct the proper officers of the Corporation to pay or cause to be paid out of the aforesaid redemption moneys to the registered holders of each class of Preferred Stock called for redemption, or their assigns, on the applicable Redemption Date, the applicable Redemption Price of said shares of Preferred Stock including all accrued and unpaid dividends thereon to such Redemption Date, and upon such payment the certificates representing such class of Preferred Stock shall be canceled; and it is further

RESOLVED, that upon the redemption of the outstanding shares of Preferred Stock, said shares shall be canceled and retired and shall not be reissued, and no shares of Series C Stock or Series D Stock shall be issued in the future, and the proper officers of the Corporation are hereby authorized to execute, acknowledge and file with the Delaware Secretary of State a certificate setting forth these resolutions; and it is further

RESOLVED, that Deutsche Bank Trust Company Americas, Transfer Agent and Registrar of the Preferred Stock, or any successor Transfer Agent and Registrar is hereby authorized and instructed, upon receipt of notice from the Secretary of the Corporation of the exact number of shares of each class of Preferred Stock actually redeemed, to cancel upon its books the registration of the said shares of Preferred Stock, such cancellation to be effective on the applicable Redemption Date; and it is further

RESOLVED, that the proper officers of the Corporation are authorized and directed to execute all other agreements, instruments and documents and to do and cause to be done all such further acts and things in the name and on behalf of the Corporation as they may deem necessary or advisable to effect the matters described in the foregoing resolutions and carry into effect their intended purpose, and that all actions of such officers so taken in connection with the transactions herein described are ratified, approved and confirmed in all respects.

SECOND: All issued shares of the Auction Preferred Stock, Series C, and the Flexible Auction Preferred Stock, Series D, of the Corporation have been redeemed, and no shares of either such series remain outstanding.

THIRD: In accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation is hereby amended to eliminate all reference to the Series C Stock and the Series D Stock, and each of the Series C Stock and the Series D Stock shall be returned to the status of “authorized but not issued.”

IN WITNESS WHEREOF, I have signed this Certificate, this 9 day of March, 2005.

NORTHERN TRUST CORPORATION

By:	/s/ Kelly R. Welsh
Kelly R. Welsh
Executive Vice President and General Counsel